Exhibit (a)(1)(E)

Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

Adeza Biomedical Corporation

at

$24.00 Net Per Share

Pursuant to the Offer to Purchase

Dated February 16, 2007

by

Augusta Medical Corporation

a direct wholly-owned subsidiary of

Cytyc Corporation

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MARCH 16, 2007, UNLESS THE OFFER IS EXTENDED.

To Our Clients:	February 16, 2007

Enclosed for your consideration is an Offer to Purchase dated February 16, 2007 (the “Offer to Purchase”) and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”) relating to the offer by Augusta Medical Corporation, a Delaware corporation (the “Purchaser”) and a direct wholly-owned subsidiary of Cytyc Corporation, a Delaware corporation (“Cytyc”), to purchase all outstanding shares of common stock, par value $0.001 per share (collectively, the “Shares” and each, a “Share”), of Adeza Biomedical Corporation, a Delaware corporation (“Adeza”), at a purchase price of $24.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase.

Also enclosed is Adeza’s Solicitation/Recommendation Statement on Schedule 14D-9.

WE (OR OUR NOMINEES) ARE THE HOLDER OF RECORD OF SHARES HELD BY US FOR YOUR ACCOUNT. A TENDER OF SUCH SHARES CAN BE MADE ONLY BY US AS THE HOLDER OF RECORD AND PURSUANT TO YOUR INSTRUCTIONS. THE LETTER OF TRANSMITTAL IS FURNISHED TO YOU FOR YOUR INFORMATION ONLY AND CANNOT BE USED TO TENDER SHARES FOR OUR ACCOUNT.

We request instructions as to whether you wish to tender any or all of the Shares held by us for your account according to the terms and conditions set forth in the Offer.

Your attention is directed to the following:

1.	The purchase price offered by the Purchaser is $24.00 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions of the Offer to Purchase.

2.	The Offer is being made for all outstanding Shares.

3.	The board of directors of Adeza has unanimously: (1) determined that the Merger Agreement (as defined below), the Offer and the Merger (as defined below) are advisable, fair to and in the best interests of Adeza’s stockholders; (2) approved the Merger Agreement and the transactions contemplated thereby, including the Offer; and (3) recommended that Adeza’s stockholders accept the Offer, tender their Shares in the Offer and adopt the Merger Agreement.

4.	The Offer is being made according to the Agreement and Plan of Merger, dated as of February 11, 2007 (the “Merger Agreement”), by and among Cytyc, the Purchaser and Adeza under which, following the completion of the Offer and the satisfaction or waiver of certain conditions, the Purchaser will be merged with and into Adeza, with Adeza surviving the merger as a direct wholly-owned subsidiary of Cytyc (the “Merger”). As of the effective time of the Merger, each outstanding Share (other than Shares that are owned by Cytyc, the Purchaser or any other wholly-owned subsidiary of Cytyc or Shares owned by Adeza or by its stockholders who are entitled to and properly exercise appraisal rights under Delaware law) will be converted into the right to receive the price per Share paid in the Offer in cash, without interest, as set forth in the Merger Agreement and described in the Offer to Purchase.

5.	THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, MARCH 16, 2007 (THE “EXPIRATION DATE”), UNLESS THE OFFER IS EXTENDED BY THE PURCHASER, IN WHICH EVENT THE TERM “EXPIRATION DATE” MEANS THE LATEST TIME AT WHICH THE OFFER, AS SO EXTENDED BY THE PURCHASER, WILL EXPIRE.

6.	There is no financing condition to the Offer. The Offer is conditioned on there being validly tendered in the Offer and not withdrawn before the expiration of the Offer, a number of Shares that, together with the Shares beneficially owned by Cytyc or the Purchaser, if any, represents at least a majority of the sum of (i) the Shares then outstanding, plus (ii) the Shares issuable upon the exercise, conversion or exchange of outstanding Adeza stock options, stock appreciation rights, restricted stock units, warrants or other rights to acquire Shares that are vested and exercisable or would become vested and exercisable, including after giving effect to any accelerated vesting as a result of the Offer, within 60 days following the expiration of the Offer, assuming all other applicable vesting conditions are satisfied. The Offer is also subject to the satisfaction of certain other conditions set forth in the Offer to Purchase, including, among other conditions, (i) the expiration or termination of any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (ii) the receipt of other material governmental approvals or consents. See Section 14—“Conditions of the Offer” of the Offer to Purchase for a description of the conditions to the Offer.

7.	Tendering stockholders will not be obligated to pay brokerage fees or commissions to the Depositary (as defined below) or Morrow & Co., Inc., which is acting as the Information Agent for the Offer, or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser in the Offer. However, U.S. federal income tax backup withholding (currently 28%) may be required unless an exemption applies and is provided to the Depositary or unless the required taxpayer identification information and certain other certifications are provided to the Depositary. See Instruction 9 of the Letter of Transmittal.

Your instructions to us should be forwarded promptly to permit us to submit a tender on your behalf before the Expiration Date.

If you wish to have us tender any of or all the Shares held by us for your account, please so instruct us by completing, executing, detaching and returning to us the instruction form on the detachable part hereof. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof.

YOUR INSTRUCTIONS SHOULD BE FORWARDED TO US IN AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION DATE.

Payment for Shares accepted for payment in the Offer will in all cases be made only after timely receipt by Computershare Trust Company, N.A. (the “Depositary”) of (a) Share certificates (or a timely Book-Entry

Confirmation) (as defined in the Offer to Purchase), (b) a properly completed and duly executed Letter of Transmittal with any required signature guarantees (or, in the case of a book-entry transfer effected pursuant to the procedures set forth in Section 3 of the Offer to Purchase, an Agent’s Message (as defined in the Offer to Purchase) in lieu of a Letter of Transmittal), and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE PURCHASE PRICE OF THE SHARES TO BE PAID BY THE PURCHASER, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING PAYMENT.

The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction or any administrative or judicial action pursuant thereto. However, the Purchaser may take such action as it deems necessary to make the Offer in any jurisdiction and extend the Offer to holders of such Shares in such jurisdiction.

INSTRUCTIONS WITH RESPECT TO THE

OFFER TO PURCHASE FOR CASH

All Outstanding Shares of Common Stock

of

Adeza Biomedical Corporation

by

Augusta Medical Corporation

a direct wholly-owned subsidiary of

Cytyc Corporation

The undersigned acknowledge(s) receipt of your letter, the Offer to Purchase, dated February 16, 2007 (the “Offer to Purchase”), and the related Letter of Transmittal relating to shares of common stock, par value $0.001 per share (collectively, the “Shares” and each, a “Share”), of Adeza Biomedical Corporation, a Delaware corporation (“Adeza”).

This will instruct you to tender the number of Shares indicated below held by you for the account of the undersigned, on the terms and subject to the conditions set forth in the Offer to Purchase and related Letter of Transmittal.

NUMBER OF SHARES TO BE TENDERED:(1)		SIGN HERE

Shares

(Signature(s))

Please Type or Print Name(s)

Please Type or Print Name(s)

Area Code and Telephone Number

Tax Identification Number or Social Security Number

Dated:

(1)	Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.